SUB-ITEM 77E
LEGAL PROCEEDINGS

Since February 2004,
Federated and related
entities (collectively,
"Federated") have
been named as
defendants in several
lawsuits, that were
consolidated into
a single action in
the United States
District Court for
the Western District
of Pennsylvania,
alleging
excessive
advisory fees
involving one
of the Federated-sponsored
mutual funds.
Without
admitting
the validity of
any claim,
Federated reached
a final settlement
with the
Plaintiffs
in these
cases in
April 2011.